As filed with the Securities and Exchange Commission on March 31, 2009

                                                               File No. 333-
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

REGISTRATION STATEMENT ON FORM S-8 UNDER
THE SECURITIES ACT OF 1933

JPMORGAN CHASE & CO.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	13-2624428 (I.R.S. Employer Identification No.)

270 PARK AVENUE, NEW YORK, NY 10017
(Address of Principal Executive Offices) (Zip Code)

JPMORGAN CHASE & CO. 2005 LONG-TERM INCENTIVE PLAN,
AS AMENDED AND RESTATED EFFECTIVE MAY 20, 2008

ANTHONY J. HORAN, SECRETARY JPMORGAN CHASE & CO. 270 PARK AVENUE, NEW YORK, NY 10017 (Name and Address of Agent For Service)	COPIES OF COMMUNICATIONS TO: NEILA B. RADIN, ESQ. JPMORGAN CHASE & CO. 270 PARK AVENUE, NEW YORK, NY 10017

(212) 270-6000
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer 	Non-accelerated filer  (Do not check if a smaller reporting company)	Smaller reporting company 

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit or Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1 par value	370,955,899 shares	$25.575	$9,487,197,116.93	$529,385.60

(1) Estimated Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sale prices for the Common Stock on the New York Stock Exchange on March 30, 2009.

EXPLANATORY NOTE

Pursuant to this registration statement, JPMorgan Chase & Co. ("JPMorgan Chase" or the "Registrant") is registering, under the JPMorgan Chase & Co. 2005 Long Term Incentive Plan, as Amended and Restated Effective May 10, 2008 (the "Plan"), 370,955,899 shares of JPMorgan Chase common stock, par value $1.00 (the "Shares"), made up of (a) 350,000,000 Shares to provide stock-based incentives for designated employees of JPMorgan Chase; (b) 19,036,242 Shares to provide stock-based retention incentives for certain former employees of The Bear Stearns Companies Inc. who are now JPMorgan Chase employees; and (c) 1,919,657 Shares to provide stock-based retention incentives for certain former employees of Washington Mutual Bank who are now JPMorgan Chase employees.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act").

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the "Commission") by JPMorgan Chase & Co. ("JPMorgan Chase" or the "Registrant") are incorporated herein by reference:

    the Annual Report on Form 10-K for the year ended December 31, 2008;
  2.   the Current Reports on Form 8-K filed on January 7, 2009, January 15, 2009, January 23, 2009, February 24, 2009, March 3, 2009 and March 30, 2009 (other than the portions of those documents furnished or otherwise not deemed to be filed);
  3.   Exhibits 99.1, 99.2 and 99.4 to the Current Report on Form 8-K filed April 16, 2008, as amended on Form 8-K/A filed May 6, 2008; and
  4.   the description of JPMorgan Chase's common stock contained in the third through sixth paragraphs on page 25 of the Registrant's Registration Statement on Form S-3 (File 333-146731) filed on October 16, 2007, and any amendment or report filed for the purpose of updating that description.

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Neila B. Radin, Esq., who is providing an opinion on the legality of the shares of the common stock being registered hereby, is a Senior Vice President and Associate General Counsel of JPMorgan Chase. Ms. Radin owns, and/or has options to acquire pursuant to JPMorgan Chase's employee benefit plans, an aggregate of less than 1% of the outstanding shares of common stock of JPMorgan Chase.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 (a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

Section 145 (b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any liability asserted against the person in any such capacity, or arising out of the person's status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the law.

The certificate of incorporation of the Registrant provides that, to the fullest extent that the Delaware General Corporation Law as from time to time in effect permits the limitation or elimination of the liability of directors, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Registrant's certificate of incorporation empowers the Registrant to indemnify any director, officer, employee or agent of the Registrant or any other person who is serving at the Registrant's request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) to the fullest extent permitted under the Delaware General Corporation Law as from time to time in effect, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

The Registrant's certificate of incorporation also empowers the Registrant by action of its board of directors, notwithstanding any interest of the directors in the action, to purchase and maintain insurance in such amounts as the board of directors deems appropriate to protect any director, officer, employee or agent of the Registrant or any other person who is serving at the Registrant's request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) against any liability asserted against him or her or incurred by him or her in any such capacity arising out of his or her status as such (including, without limitation, expenses, judgments, fines (including any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement) to the fullest extent permitted under the Delaware General Corporation Law as from time to time in effect, whether or not the Registrant would have the power or be required to indemnify any such individual under the terms of any agreement or by-law or the Delaware General Corporation Law.

In addition, the Registrant's by-laws require indemnification to the fullest extent permitted under applicable law, as from time to time in effect. The by-laws provide a clear and unconditional right to indemnification for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any person who was or is involved in any manner (including as a party or a witness), or is threatened to be made so involved, in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, administrative or investigative (including without limitation, any action, suit or proceeding by or in the right of the Registrant to procure a judgment in its favor, but excluding any such action, suit, or proceeding or part thereof, brought by such person against the Registrant or any affiliate of the Registrant unless consented to by the Registrant) by reason of the fact that such person is or was serving as a director, officer, or employee of the Registrant or, at the request of the Registrant, of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan). The by-laws specify that the right to indemnification so provided is a contract right, set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the by-laws and entitle the persons to be indemnified to have all reasonable expenses incurred in advance of the final disposition of a proceeding paid by the Registrant. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the by-laws, which right of indemnification and of advancement of expenses is not exclusive.

The Registrant's by-laws also provide that the Registrant may enter into contracts with any director, officer, or employee of the Registrant in furtherance of the indemnification provisions in the by-laws, as well as create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure payment of amounts indemnified.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant's certificate of incorporation and by-laws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware Corporation Law and the certificate of incorporation and the by-laws of the Registrant.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit
Number	Document Description
5.1	Opinion of Neila B. Radin, Esq.
15.1	Letter Re: Unaudited Interim Financial Information of Deloitte & Touche LLP
23.1	Consent Letter of PricewaterhouseCoopers LLP
23.2	Consent Letter of Deloitte & Touche LLP
23.3	Consent of Neila B. Radin, Esq. (included in Exhibit 5.1)
24.1	Powers of Attorney

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 31, 2009.

JPMORGAN CHASE & CO. (Registrant)
By:	/s/ANTHONY J. HORAN
	Name:	Anthony J. Horan
	Title:	Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE
* (James Dimon)	Chairman and Chief Executive Officer
* (Crandall C. Bowles)	Director
* (Stephen B. Burke)	Director
* (David M. Cote)	Director
* (James S. Crown)	Director
* (Ellen V. Futter)	Director
* (William H. Gray, III)	Director

SIGNATURE	TITLE
* (Laban P. Jackson, Jr.)	Director
* (David C. Novak)	Director
* (Lee R. Raymond)	Director
* (William C. Weldon)	Director
* (Michael J. Cavanagh)	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
* (Louis Rauchenberger )	Managing Director and Controller (Principal Accounting Officer)

* Anthony J. Horan hereby signs this Registration Statement on Form S-8 on behalf of each of the indicated persons for whom he is attorney-in-fact on March 31, 2009, pursuant to a power of attorney filed as an exhibit to this registration statement.

By:	/s/ ANTHONY J. HORAN
Anthony J. Horan Corporate Secretary

EXHIBIT INDEX

Exhibit
Number	Document Description
5.1	Opinion of Neila B. Radin, Esq.
15.1	Letter Re: Unaudited Interim Financial Information of Deloitte & Touche LLP
23.1	Consent Letter of PricewaterhouseCoopers LLP
23.2	Consent Letter of Deloitte & Touche LLP
23.3	Consent of Neila B. Radin, Esq. (included in Exhibit 5.1)
24.1	Powers of Attorney